As filed with the Securities and Exchange Commission on May 23, 2006

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORUS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0823592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3959 N. Lincoln Avenue
Chicago, Illinois 60613
(Address of principal executive offices, Zip Code)

CORUS BANKSHARES, INC. 2006 STOCK OPTION PLAN
(Full title of the plan)

Tim H. Taylor
Corus Bankshares, Inc.
3959 N. Lincoln Avenue
Chicago, Illinois 60613
(Name and address of agent for service)

(773) 832-3088
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $0.05 par value	3,000,000	$29.60	$88,800,000	$9,502

(1)          This registration statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs of (c) and (h) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The Nasdaq Stock Market on May 19, 2006.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

          The documents listed below have been filed with the Securities and Exchange Commission (the “Commission”) by Corus Bankshares, Inc. (the “Company” or “Registrant”) and are incorporated herein by reference:

          (1)          The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

          (2)          The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

          (3)          The Company’s Current Reports on Form 8-K, filed with the Commission on January 18, 2006, February 15, 2006, March 8, 2006, March 31, 2006, April 17, 2006, April 24, 2006 and May 19, 2006; and

          (4)          The description of the Company’s common stock, $0.05 par value, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 13, 1972 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (Registration No. 0-06136) and all amendments or reports filed for the purpose of updating such description.

          In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.             Description of Securities.

          Not applicable.

Item 5.              Interests of Named Experts and Counsel.

          None.

Item 6.             Indemnification of Directors and Officers.

In accordance with the Minnesota Business Corporation Act (being Chapter 302A of the Minnesota Statutes), Article IV of the Registrant’s Amended and Restated Bylaws provide as follows:

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, or officer of the corporation or is or was serving as a director of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines, and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes. The termination of any action, suit or proceeding by judgment or settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet each of the eligibility requirements as set forth in the Minnesota Statutes.

In addition, this corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or on behalf of the corporation to obtain a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving as a director of a subsidiary corporation, against expenses (including attorneys’ fees actually and reasonably incurred) by such person in connection with the defense or settlement of such action or suit if he or she has met each of the requirements set forth in the Minnesota Statutes.

Furthermore, this corporation shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was an officer of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes, and provided further that said person was not negligent in the performance of his or her duties while acting as an officer of a subsidiary corporation.

This corporation shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving in an official capacity as a trustee or as a fiduciary of any employee pension or benefit plan for the corporation or any subsidiary against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding if said party has met the elements specified for eligibility for indemnification as set forth in the Minnesota Statutes.

In order to be eligible for indemnification, any officer or director made a party to any threatened or pending action, suit or proceeding shall notify the corporation in writing within thirty (30) days that said party intends to seek indemnification and thereafter the corporation shall have the right to arrange for the defense of said party with counsel reasonably satisfactory to said party and the payment of costs associated therewith, and if the corporation does undertake defense of any officer, director or other party eligible for indemnification, then the corporation shall have the right, with the consent of the party to be indemnified, to settle said action, claim or suit, provided, however, that if a settlement offer shall (i) include an unconditional release of each indemnified party from all liability arising out of such action, suit or proceeding and (ii) not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party and said party refuses to accept the settlement offer, then the corporation shall not be obligated for any further indemnification or payment of any additional claim, costs or judgments in excess of the settlement offer amount. No indemnification shall be available to any officer or director who shall fail to give the notice required by this paragraph if the corporation was unaware of the action to which the notice would have related and was materially prejudiced by failure to give the notice.

To the extent that a director, or officer, of the corporation has met the eligibility requirements set forth in the Minnesota Statutes, and has complied with the other terms and conditions hereof, then such person shall be indemnified hereunder. Notwithstanding the foregoing all legal and other fees and expenses shall be reimbursed to the director or officer seeking such indemnification as they are incurred, unless the reimbursement of such amounts is prohibited by the Minnesota Statutes.

Any indemnification made pursuant to these by-laws shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or trustee or fiduciary is proper in the circumstances because he or she is eligible for said indemnification pursuant to the Minnesota Statutes. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, then by a majority of a committee of the Board consisting solely of two or more Directors not at the time parties to the action, suit or proceeding, duly designated to act in the manner by a majority of the full Board including Directors who are parties or (c) if a determination cannot be made pursuant to (a) or (b) as aforesaid, then by special legal counsel selected either by a majority of the Board of Directors or a committee selected pursuant to (b) or if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, then by a majority of the full Board including Directors who are parties to such action, suit or proceeding or (d) if a determination cannot be made under (a), (b) or (c) then by the shareholders excluding the votes of shares held by parties to such action, suit or proceeding, provided however, that if an adverse determination regarding indemnification is made pursuant to (a), (b), (c) or (d) or if no determination is made under (a), (b), (c) or (d) within sixty (60) days after the termination of an action, suit or proceeding for which indemnification is sought, then said determination regarding eligibility may be made by a court of competent jurisdiction.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, or officer or trustee or fiduciary, to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized by these by-laws.

The corporation shall also have the power from time to time to purchase and maintain insurance on behalf of any person in that person’s Official Capacity, against any liability asserted against and incurred by the person in or arising from that capacity whether or not the corporation would have been required to indemnify the person against the liability under the provisions of these by-laws.

The corporation shall also have the power from time to time to enter into Indemnification Agreements with each director or officer of the corporation and with each director of a subsidiary corporation and with each trustee or individual acting in a fiduciary capacity for any employee benefit or pension plan sponsored by the corporation or a subsidiary and with each director or officer of the corporation or trustee or individual acting as a fiduciary as aforesaid as same are added as directors or officers or trustees or fiduciary as aforesaid to the corporation or of a subsidiary corporation, or with respect to an employee benefit or pension plan sponsored by the corporation or a subsidiary, provided however, that the failure to execute Indemnification Agreements between any such director, or trustee, fiduciary and/or officer as aforesaid and the corporation shall not abrogate the indemnification authorized by these by-laws.

The corporation shall have no obligation to indemnify any employee (other than officers or directors of the corporation or of a subsidiary as defined in these by-laws) or agent who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an agent or employee of the corporation or of a subsidiary corporation against expenses (including attorneys’ fees actually and reasonably incurred), judgments, fines, and amounts paid in settlement by such person in connection with such action, suit or proceeding. Any indemnification of such employees or agents shall be made only to the extent and on such terms and conditions as the Board of Directors of this corporation may determine by separate resolution.

For purposes of this Section IV the term “subsidiary corporation” shall mean a corporation of which 80% of the issued and outstanding shares thereof are owned by this corporation and the term “official capacity” shall have the same meaning as set forth in the Minnesota Statutes.

The Minnesota Business Corporation Act provides for indemnification of officers, directors and others as follows:

302A.521 INDEMNIFICATION.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” includes a domestic or foreign corporation that was the predecessor of the corporation referred to in this section in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(c) “Official capacity” means (1) with respect to a director, the position of director in a corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (3) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.

(d) “Proceeding” means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

(e) “Special legal counsel” means counsel who has not represented the corporation or a related organization, or a director, officer, member of a committee of the board, or employee, whose indemnification is in issue.

Subd. 2. Indemnification mandatory; standard. (a) Subject to the provisions of subdivision 4, a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit and section 302A.255, if applicable, has been satisfied;

(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)

in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

(b) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this subdivision.

Subd. 3. Advances. Subject to the provisions of subdivision 4, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in subdivision 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

Subd. 4. Prohibition or limit on indemnification or advances. The articles or bylaws either may prohibit indemnification or advances of expenses otherwise required by this section or may impose conditions on indemnification or advances of expenses in addition to the conditions contained in subdivisions 2 and 3 including, without limitation, monetary limits on indemnification or advances of expenses, if the prohibition or conditions apply equally to all persons or to all persons within a given class. A prohibition or limit on indemnification or advances may not apply to or affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of a provision in the articles or the date of adoption of a provision in the bylaws establishing the prohibition or limit on indemnification or advances.

Subd. 5. Reimbursement to witnesses. This section does not require, or limit the ability of, a corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

Subd. 6. Determination of eligibility. (a) All determinations whether indemnification of a person is required because the criteria set forth in subdivision 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in subdivision 3 shall be made:

(1)	by the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

(2)

if a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

(3)

if a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

(4)

if a determination is not made under clauses (1) to (3), by the affirmative vote of the shareholders required by section 302A.437, but the shares held by parties to the proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or

(5)

if an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

(b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in subdivision 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in subdivision 3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

Subd. 7. Insurance. A corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this section.

Subd. 8. Disclosure. A corporation that indemnifies or advances expenses to a person in accordance with this section in connection with a proceeding by or on behalf of the corporation shall report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

Subd. 9. Indemnification of other persons. Nothing in this section shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.

The Company does not maintain liability insurance for its directors and officers and has not entered into any other indemnification agreements with its directors or officers.

Item 7.             Exemption from Registration Claimed.

          Not applicable.

Item 8.             Exhibits.

          Incorporated by reference to the Exhibit Index attached hereto.

Item 9.             Undertakings.

          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act  that are incorporated by reference in the registration statement;

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 23rd day of May, 2006.

CORUS BANKSHARES, INC.

By:	/s/ Tim H. Taylor

Tim H. Taylor
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Robert J. Glickman and Tim H. Taylor and each or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Corus Bankshares, Inc. 2006 Stock Option Plan and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause  to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ JOSEPH C. GLICKMAN	Chairman of the Board of Directors	May 23, 2006

Joseph C. Glickman

/s/ ROBERT J. GLICKMAN	President, Chief Executive Officer, & Director	May 23, 2006

Robert J. Glickman

/s/ TIM H. TAYLOR	Executive Vice President & Chief Financial Officer	May 23, 2006

Tim H. Taylor

/s/ MICHAEL E. DULBERG	Senior Vice President & Chief Accounting Officer	May 23, 2006

Michael E. Dulberg

/s/ ROBERT J. BUFORD	Director	May 23, 2006

Robert J. Buford

/s/ KEVIN R. CALLAHAN	Director	May 23, 2006

Kevin R. Callahan

/s/ RODNEY D. LUBEZNIK	Director	May 23, 2006

Rodney D. Lubeznik

/s/ MICHAEL J. MCCLURE	Director	May 23, 2006

Michael J. McClure

/s/ PETER C. ROBERTS	Director	May 23, 2006

Peter C. Roberts

EXHIBIT INDEX

Exhibit Number	Document Description

*4.1	Amended and Restated Articles of Incorporation.

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K/A filed on March 19, 2004, File No. 0-06136).

4.3	Form of common stock certificate (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed on March 28, 2006, File No. 333-132774).

*5	Opinion of Lindquist & Vennum P.L.L.P., regarding the legality of the common stock being registered.

*23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5).

24	Power of Attorney (included on the signature pages to this registration statement).

* Filed herewith.